EXHIBIT 10.2

COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

For 2006, the Company’s named executive officers shall be paid salaries as follows: Mr. Corbett - $1,232,000; Mr. Hager - $745,000; Mr. Crouch - $670,000; Mr. Wohleber - $535,000; and Mr. Pilcher - $485,000. In addition, each officer is paid a stipend equal to 4% (net of taxes) of his annual salary to facilitate involvement in community activities.

For 2006, the target awards payable to the named executive officers under the Company’s Annual Incentive Compensation Plan (“AICP”) are as follows: Mr. Corbett - 125% of salary; Mr. Hager - 100% of salary; Mr. Crouch - 90% of salary; Mr. Wohleber - 90% of salary; and Mr. Pilcher - 90% of salary. The maximum award for each officer under the AICP for the 2006 performance year will be derived from four measurement criteria. Performance under the measurement criteria is determined by comparing actual results to budget. Depending on performance, an officer may be awarded up to 200% of his targeted award. The four measurement criteria are: (1) Operating Cash Flow Per Barrel of Oil Equivalent (weighted 40% of the AICP award); (2) Production Volume (weighted 20%); (3) Production Replacement Rate (weighted 20%); and (4) Unit Finding, Development and Acquisition Costs (weighted 20%).

The Executive Compensation Committee believes incentive or "at risk" compensation is a key ingredient in motivating executive performance to maximize stockholder value and align executive performance with Company objectives and stockholder interests. Awards of stock options, restricted stock and performance units granted in 2006 under the Long Term Incentive Plan for the named executive officers are as follows: Mr. Corbett - 116,350 stock options, 23,250 shares of restricted stock, and 2,326,000 performance units; Mr. Hager - 47,900 stock options, 9,550 shares of restricted stock, and 957,000 performance units; Mr. Crouch - 26,900 stock options, 5,350 shares of restricted stock, and 538,000 performance units; Mr. Wohleber - 28,350 stock options, 5,650 shares of restricted stock, and 567,000 performance units; and Mr. Pilcher - 18,100 stock options, 3,600 shares of restricted stock, and 362,000 performance units. Options have an exercise price of $94.095 (the fair market value on the date of the grant) and vest one-third each year on January 10, beginning in 2007. Restricted stock vests on January 10, 2009. With respect to performance units, at the end of 2009, the Company’s total stockholder return (stockholder return assuming dividend reinvestment) will be compared to the total stockholder return of the Company’s peers during the same period, and final award payouts will be made based on the Company’s rank relative to its peers. Each unit is worth between $0.00 and $2.00, depending on performance, with payout targeted at $1.00 per unit.